UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SOUTHERN PERU COPPER CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2005

Dear Common Stockholder:

You are cordially invited to attend the annual meeting of stockholders, which will be held at the offices of Grupo Mexico, S.A. de C.V., Baja California No. 200, Fifth Floor, Colonia Roma Sur, Mexico City, Mexico, on Thursday, April 28, 2005, at 5:00 P.M., Mexico City time. We hope you can be with us.

At the meeting, you will be asked to elect two directors, to approve the extension of the term of the directors’ stock award plan, and to ratify the selection of PricewaterhouseCoopers LLP as independent accountants.

The meeting also provides an opportunity to review the activities of the Company and its plans and prospects for the future.

It is important that your shares be represented at the meeting whether or not you are able to attend in person. Therefore, you are asked to vote, sign, date, and mail the enclosed proxy card. Please do so today. In Peru, you may deliver your signed proxy card to our offices in Lima, Toquepala, and Cuajone.

Sincerely,

Germán Larrea Mota-Velasco Chairman of the Board	Oscar González Rocha President and Chief Executive Officer

2575 E. Camelback Road, Suite 500, Phoenix, Arizona 85016 TEL (602) 977-6595
Avenida Caminos del Inca No. 171, Chacarilla del Estanque,
Santiago de Surco, Lima 33, Peru
TEL (511) 372-1414, ext. 3312 (Spanish), ext. 3325 (English)

2575 E. Camelback Road, Suite 500, Phoenix, Arizona 85016	Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 28, 2005

To the Common Stockholders:

The annual meeting of stockholders of Southern Peru Copper Corporation will be held at the offices of Grupo Mexico, S.A. de C.V., Baja California No. 200, Fifth Floor, Colonia Roma Sur, Mexico City, Mexico, on Thursday, April 28, 2005, at 5:00 P.M., Mexico City time, for the following purposes:

(1)                                  To elect two directors of the Company by the holders of Common Stock, voting as a separate class, such directors to serve until the 2006 annual meeting.

(2)                                  To approve the extension of the term of the Company’s Directors’ Stock Award Plan.

(3)                                  To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent accountants of the Company for calendar year 2005.

(4)           To transact such other business as may properly come before the meeting.

In addition, the holders of Class A Common Stock, voting as a separate class, will elect eleven directors, such directors to serve until the 2006 annual meeting. The holders of Class A Common Stock will vote together with the holders of Common Stock, as a single class, to approve the extension of the term of the Company’s Directors’ Stock Award Plan, and to ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent accountants of the Company for calendar year 2005.

Stockholders of record at the close of business on March 23, 2005 (the “record date”) will be entitled to vote at the annual meeting. Stockholders of record who attend the annual meeting in person may withdraw their proxies and vote in person if they wish.

By order of the Board of Directors,

Armando Ortega Gómez, Secretary
Phoenix, Arizona, March 28, 2005

Your Vote is Important

Please mark, sign, date and return your enclosed proxy card

PROXY STATEMENT

This proxy statement is furnished as part of the solicitation by the Board of Directors of Southern Peru Copper Corporation (“SPCC” or the “Company”), 2575 E. Camelback Road, Suite 500, Phoenix, Arizona 85016, USA, and Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru, of the proxies of all holders of common stock, par value $0.01 per share entitled to vote at the annual meeting to be held on April 28, 2005, and at any adjournment thereof. This proxy statement is not soliciting proxies from holders of Class A Common Stock whose proxies are being solicited separately. This proxy statement and the enclosed form of proxy are being mailed commencing on or about March 29, 2005, to holders of Common Stock of record on March 23, 2005. Additional copies will be available at the Company’s offices in the United States, Lima and other locations in Peru.

Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, given in such proxy. If the Company receives a signed proxy with no voting instructions given, such shares will be voted for the proposal to elect directors, for approval of the extension of the term of the Company’s Directors’ Stock Award Plan and for the proposal to ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent accountants of the Company for the calendar year 2005. Any proxy may be revoked at any time prior to the exercise thereof by notice from the stockholder, received in writing by the Secretary, or by written ballot voted at the meeting or by delivery of a later dated proxy card.

The outstanding shares of the Company consist of Common Stock and Class A Common Stock, par value $0.01 per share (the “Common Stock” and the “Class A Common Stock”, respectively). At the close of business on February 28, 2005 the Company had outstanding 14,116,952 shares of Common Stock. Each share of Common Stock outstanding on March 23, 2005, the record date for the annual meeting, and each of the 65,900,833 shares of Class A Common Stock outstanding as of such date, is entitled to vote at the meeting. Each share of Common Stock is entitled to one vote and each share of Class A Common Stock is entitled to five votes, except with respect to the election of directors, as described below under “Voting Securities” or as required by law.

VOTING SECURITIES

The Company’s Restated Certificate of Incorporation (the “Certificate”) provides for a Board of Directors composed of fifteen directors. Two directors are elected by the holders of Common Stock (the “Common Stockholders”) voting as a separate class, with each share of Common Stock outstanding at the March 23, 2005 record date entitled to one vote at the annual meeting. Thirteen directors, one of whom is the President, are nominated and elected by the holders of Class A Common Stock, voting as a separate class and in accordance with the terms of an agreement (the “Stockholders’ Agreement”) among Grupo Mexico, S. A. de C. V. (“Grupo Mexico”), Cerro Trading Company, Inc. (“Cerro”) and Phelps Dodge Overseas Capital Corporation (“Phelps Dodge”). Messrs. Ramiro G. Peru and J. Steven Whisler, directors nominated by Phelps Dodge, resigned on January 29, 2004.  Mr. Jaime Claro, the nominee representing Cerro resigned on July 7, 2004.  Only eleven nominees are presented for election to the Class A Common Stockholders (as the term is defined below) at the annual meeting.

The Stockholders’ Agreement was amended on June 11, 2001 to substitute Grupo Mexico  for ASARCO Incorporated (“Asarco”), in the definition of “Founding Stockholder.” Grupo Mexico and SPHC II Incorporated (“SPHC II”), an indirect subsidiary of Grupo Mexico, Cerro and Phelps Dodge are hereinafter referred to collectively as the “Class A Common Stockholders.” On November 15, 1999, Asarco transferred all of its holdings of SPCC to Southern Peru Holding Corporation (“SPHC”), a wholly owned subsidiary of Asarco. On November 17, 1999, Grupo Mexico acquired all the holdings of Asarco following a tender offer and purchase of substantially all outstanding common stock of Asarco. On March 31, 2003, SPHC sold all its stock in the Company to Americas Mining Corporation (“AMC”), the parent of Asarco. Immediately after the transaction, the shares of Class A Common Stock were transferred to SPHC II, a subsidiary of AMC.

In accordance with the Company’s Certificate, except with respect to the election of directors or as required by law, the Common Stockholders and Class A Common Stockholders vote together as a single class. Each share of Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to five votes per share on matters submitted to the vote of stockholders voting as one class.

The Company’s By-laws provide that the presence in person or by proxy of the Common Stockholders of record holding a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall constitute a quorum for the purpose of electing two directors to represent the holders of Common Stock. Abstentions and broker non-votes are counted for quorum purposes but are not counted either as votes cast “For” or “Against”, except with respect to the extension of the term of the Company’s Directors’ Stock Award Plan in which case abstentions will have the same effect as a vote “Against”. A plurality of the votes cast by Common Stockholders is required for the election of the two Common Stock directors. The presence in person or by proxy of the holders of record of the combined outstanding shares of Common Stock and Class A Common Stock entitled to cast a majority of the votes at the meeting shall constitute a quorum for purposes of voting on proposals other than the election of directors. The affirmative vote of a majority of the votes cast at the meeting by the holders of shares of Common Stock and holders of shares of Class A Common Stock entitled to vote thereon, voting as a single class, is required to approve the extension of the term of the Company’s Directors’ Stock Award Plan, and the independent accountant proposal described in this proxy statement provided that in the case of the stock award proposal, the total votes cast represent over 50% of the total combined voting power of the shares entitled to vote thereon.

When a Common Stockholder participates in the Dividend Reinvestment Plan applicable to the Company’s Common Stock, his proxy to vote shares of Common Stock will include the number of shares held for him by The Bank of New York, the agent under the plan. If the Common Stockholder does not send any proxy, the shares held for his account in the Dividend Reinvestment Plan will not be voted. Shares of Common Stock, owned under the Company’s Savings Plan, will be voted by the trustee under the plan in accordance with the instructions contained in the proxy submitted by the beneficial Common Stockholder. Any shares held by the trustee for which no voting instructions are received will be voted by the trustee in the same proportion as the shares for which voting instructions have been received.

ELECTION OF DIRECTORS

Two nominees are proposed for election by the Common Stockholders at the annual meeting. Messrs. Luis Miguel Palomino Bonilla and Gilberto Perezalonso Cifuentes are the nominees designated to be voted on by the Common Stockholders.

The nominees to be voted on by the Class A Common Stockholders are Emilio Carrillo Gamboa, Jaime Fernando Collazo González, Xavier García de Quevedo Topete, Oscar González Rocha, J. Eduardo González Félix, Harold S. Handelsman, Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Armando Ortega Gómez, Juan Rebolledo Gout, and Carlos Ruiz Sacristán. All of the nominees are currently serving as directors.

Proxies in the enclosed form will be voted, unless authority is withheld, for the election of the two nominees named below. If any person should be unavailable for election, proxies will be voted for another individual chosen by the Board of Directors as a substitute for the unavailable nominee.

NOMINEES FOR ELECTION AS DIRECTORS REPRESENTING COMMON STOCK

As a Common Stockholder, you will be asked to elect two directors at the annual meeting. The following two individuals have been nominated for election to the Board of Directors to represent you until the next annual meeting of stockholders.

For Common Stock Director	Age	Director Since
Luis Miguel Palomino Bonilla

Mr. Luis Miguel Palomino Bonilla has been a director of the Company since March 19, 2004. He has been the principal and senior consultant of Proconsulta International, Maryland (a financial consulting firm) since 2003. Previously he was First Vice President and Chief Economist, Latin America for Merrill Lynch Pierce Fenner & Smith, New York (investment banking) from 2000 to 2002. He was Chief Executive Officer, Senior Country and Equity Analyst of Merrill Lynch, Peru (investment banking) from 1995 to 2000. Mr. Palomino has held various distinguished positions with banks and financial institutions as an economist, financial advisor and analyst. He has a PhD in finance from the Wharton School of the University of Pennsylvania, Philadelphia, and graduated from the Economics Program of the University of the Pacific, Lima, Peru.

	45	2004

Gilberto Perezalonso Cifuentes

Director of the Company since June 2002. From 1980 until February 1998, Mr. Perezalonso held various positions with Grupo Cifra S.A. de C.V., the last position being that of General Director of Administration and Finance. From 1998 until April 2001, he was Executive Vice President of Administration and Finance of Grupo Televisa S.A. He is currently Treasurer of the Asociación Vamos México A.C., consultant to the Presidency of Grupo Televisa S.A. and member of its Board and its Executive Committee. He is also member of the Investment Committee of IBM de Mexico. He is a member of the Advisory Council of Banco Nacional de Mexico S.A. de C.V. and member of the Board and of the investment committee of Afore Banamex, member of the Board and of the investment committee of Siefore Banamex No. 1, member of the Board of Gigante S.A. de C.V., International Center for Human Development, Costa Rica, Masnegocio Co. S. de R.L. de C.V., and Financiera Compartamos, S.A. de C.V. SFOL. Mr. Perezalonso is a member of the Audit Committee of Televisa S. A. de C. V. and Cablevision, S. A. de C. V.

	62	2002

Mr. Perezalonso has a law degree from the Iberoamerican University and a Master’s Degree in Business Administration from the Business Administration Graduate School for Central America (INCAE). Mr. Perezalonso has also attended the Corporate Finance program at Harvard University.

NOMINEES FOR ELECTION AS DIRECTORS REPRESENTING CLASS A COMMON STOCK

The following eleven individuals have been nominated for election to the Board of Directors by the Class A Common Stockholders voting in accordance with the terms of a Stockholders’ Agreement in effect among them. This information is being provided to Common Stockholders for informational purposes only, as they will not be asked to vote with respect to these individuals.

Class A Common Stock Director	Age	Position
Germán Larrea Mota-Velasco	51	Chairman of the Board and Director
Oscar González Rocha	66	President, Chief Executive Officer, and Director
Emilio Carrillo Gamboa	67	Director
Jaime Fernando Collazo González	53	Director
Xavier García de Quevedo Topete	58	Director
J. Eduardo González Félix	36	Vice President, Finance and Chief Financial Officer, and Director
Harold S. Handelsman	58	Director
Genaro Larrea Mota-Velasco	44	Director
Armando Ortega Gómez	44	Director
Juan Rebolledo Gout	54	Director
Carlos Ruiz Sacristán	55	Director

Germán Larrea Mota-Velasco, Director. Mr. Larrea has been Chairman of the Board since December 1999, Chief Executive Officer from December 1999 to October 2004, and a Director of the Company since November 1999. He has been Chairman of the Board of Directors, President and Chief Executive Officer of Grupo Mexico (holding) since 1994. Mr. Larrea has been Chairman of the Board of Directors and Chief Executive Officer of Grupo Minero México (mining division) since 1994, and of Grupo Ferroviario Mexicano (railroad division) since 1997. Mr. Larrea was previously Executive Vice Chairman of Grupo Mexico and has been member of the Board of Directors since 1981. He is also Chairman of the Board of Directors and Chief Executive Officer of Empresarios Industriales de México (holding); Perforadora México (drilling company), México Compañia Constructora (construction company), Fondo Inmobiliario (real estate company), since 1992. He founded Grupo Impresa, a printing and publishing company in 1978, remaining as the Chairman and Chief Executive Officer until 1989 when the Company was sold. He was Chairman and Chief Executive Officer of Asarco from November 1999 to August 2003, and its President from November 1999 to January 2000. He is also a director of Grupo Comercial America, S.A., Grupo Bursatil Mexicano S.A., Bolsa Mexicana de Valores, and Grupo Televisa, S.A. de C.V. He and Mr. Genaro Larrea Mota-Velasco are brothers.

Oscar González Rocha, Director. Mr. Oscar González Rocha has been Chief Executive Officer of the Company since October 21, 2004 and its President since December 1999. He has been a director of the Company since November 1999. Previously, he was General Director and Chief Operating Officer of the Company from December 1999 to October 20, 2004. Mr. González  has been Director of Grupo Mexico from 2002 to present and Managing Director of Mexicana de Cobre, S.A. de C.V. from 1986 to 1999 and of Mexicana de Cananea, S.A. de C.V. from 1990 to 1999. He has been an Alternate Director of Grupo Mexico from 1988 to April 2002 and Director of Asarco from November 1999 to August 2003.

Emilio Carrillo Gamboa, Director. Mr. Emilio Carrillo Gamboa has been a Director of the Company since May 30, 2003. Mr. Carrillo Gamboa is a prominent lawyer in Mexico and has been a partner of the law firm Bufete Carrillo Gamboa, S. C., a law firm specializing in corporate, financial, commercial, and public utility issues, for the last five years. Mr. Carrillo Gamboa has extensive business experience and currently serves on the boards of many prestigious international and Mexican corporations as well as charitable organizations. Since March 9, 2005 he is Chairman of the Board of the Mexico Fund, Inc. (NYSE — msxf), a nondiversified closed-end management investment company.  He is also Chairman of the Board of Holcim-Apasco, S.A. de C.V. (cement company). Mr. Carrillo was Director General of Teléfonos de Mexico S.A. de C.V. (TELMEX) and from July 1987 to February 1989, he was Mexico’s Ambassador to Canada. Mr. Carrillo is a director of the following companies: Grupo Modelo, S.A. de C.V. (beer brewing), Kimberly-Clark de México, S.A. de C.V. (consumer products), San Luis Corporacion, S.A. de C.V. (automotive parts), Empresas ICA Sociedad Controladora, S.A. de C.V. (construction) and Grupo Mexico, S.A. de C.V.. He is member of the Valuation, Contract Review and Nominating and Corporate Governance Committees of the Mexico Fund and a member of the Audit Committee of the following companies: Empresas ICA Sociedad Controladora, S.A. de C.V. since 2002, Holcim-Apasco, S.A. de C.V. since 2002, Grupo Modelo, S.A. de C.V. since 2002, Kimberly-Clark de México, S.A. de C.V. since 2002, San Luis Corporacion, S.A. de C.V. since 2002, The Mexico Fund, Inc. since 2002, and Grupo Mexico, S.A. de C.V. since 2003. Except for Holcim-Apasco, the rest are public companies listed on the Mexican Stock Exchange, and two are listed on the NYSE:  The Mexico Fund, Inc., and Empresas ICA Sociedad Controladora, S.A. de C.V.  Mr. Carrillo Gamboa has a law degree from the Autonomous

National University of Mexico, attended a continuous legal education program at Georgetown University Law School, and practiced at the World Bank.

Jaime F. Collazo Gonzalez, Director.  Mr. Collazo has been a director of the Company since April 28, 2004 and its Vice President, Finance and Chief Financial Officer from April 28, 2004 to March 10, 2005.  He has been Director of Administration of Grupo Mexico, SA de C.V. since March 2004.  From 1999 to 2003, Mr. Collazo Gónzalez held the position of managing partner of Administration and Business Consulting, SC (a business consulting firm).  Previously, he held several positions with IBM de Mexico, S.A., the last one being Vice President and Chief Financial Officer, prior to his retirement in 1998.  He holds a Bachelor’s degree in Administration from Universidad Tecnológica de México and a Master degree in Business Administration from Instituto Tecnológico y de Estudios Superiores de Monterrey.

Xavier García de Quevedo Topete, Director. Mr. García de Quevedo has been a director of the Company since November 1999. He has been the President of Minera Mexico, S. A. de C. V. since September 1, 2001. He was Managing Director of Grupo Ferroviario Mexicano, S.A. de C.V. and of Ferrocarril Mexicano, S.A. de C.V. from December 1997 to December 1999, and Director General of Exploration and Development of Grupo Mexico, S.A. de C.V. from 1994 to 1997. He was an alternate director of Grupo Mexico from 1998 to April 2002. He has been a director of Grupo Mexico since April 2002. He was a director of Asarco from November 1999 to August 2003, and its President from January 2000 to September 1, 2001. Also a member of the Board of Directors of Coeur d’Alene Mines Corporation from 1999 to January 9, 2003.

J. Eduardo González Félix, Director.  Mr. Eduardo González Félix has been a director of the Company and its Vice President, Finance and Chief Financial Officer since March 11, 2005.  He has been the President of Grupo Mexico’s Mining Division (Americas Mining Corporation) since January 2004 and its Chief Financial Officer since 1999.  Mr. González has been the Chief Financial Officer of Minera Mexico from mid-2001 to December 2003.  He had also headed Grupo Mexico’s Treasury and Investor Relations departments from 1999 to 2001.  Prior to joining Grupo Mexico, Mr. González was a Senior Associate at McKinsey & Company, Inc., heading work for clients in various countries and industry sectors.  Mr. González holds two degrees from the University of Arizona in Economics and Political Science and a Master in Business Administration in Finance and International Business from the University of Chicago, Graduate School of Business.  He has also concluded extensive graduate studies and research in Political Philosophy and European Union Economics at the Oxford University in England.  Mr. González has also worked at the Kimberly-Clark Corporation and at the Chicago Board of Trade.

Harold S. Handelsman, Director. Mr. Handelsman has been a director of the Company since August 2002. Mr. Handelsman has been Executive Vice President and General Counsel of The Pritzker Organization, LLC, a private investment firm, since 1998. Mr. Handelsman has also been a senior executive officer of the Hyatt Corporation since 1978, currently serving as Senior Vice President, Secretary and General Counsel, and is a director of First Health Group Corp. (a managed care organization) and a number of private corporations. He received a B. A. degree from Amherst College in 1968 and a J. D. degree from Columbia University in 1973.

Genaro Larrea Mota-Velasco, Director. Mr. Larrea was Vice President, Commercial of the Company from December 1999 until April 25, 2002, and has been a director since November 1999. He was Managing Commercial Director of Grupo Mexico from 1994 to August 30, 2001, and has been a director of Grupo Mexico from 1994 to date. He was  a director of Asarco from November 1999 to August 2003. Mr. Larrea was President of Asarco from September 1, 2001 to October 2003 and Vice President, Chief Commercial Officer, from November 1999 to August 30, 2001. He and Mr. Germán Larrea Mota-Velasco are brothers.

Armando Ortega Gómez, Director. Mr. Ortega has been Vice President-Legal and Secretary of the Company since April 25, 2002 and a director since August 2002. He has been General Counsel of the Company since October 2003. Previously, he was Assistant Secretary of the Company from July 25, 2001 to April 25, 2002 and Assistant Secretary of Asarco until August 2003. He has been General Counsel of Grupo Mexico since May 2001. He is also an Assistant Secretary of Grupo Mexico. Previously, he headed the Unit on International Trade Practices of the Ministry of Economy of Mexico with the rank of Deputy Vice Minister from 1997 to May 2001, and was negotiator for international matters for said Ministry from 1988 to May 2001.

Juan Rebolledo Gout, Director. Mr. Rebolledo has been a director of the Company since May 30, 2003. Mr. Rebolledo has been International Vice President of Grupo Mexico since 2001. He was Undersecretary of Foreign Affairs of Mexico from 1994 to 2000 and Deputy Chief of Staff to the President of Mexico from 1993 to 1994. Previously, he was Assistant to the President of Mexico (1989-1993), Director of the “National Institute for the Historical Studies of the Mexican Revolution” of the Secretariat of Government (1985-1988), Dean of Graduate Studies at the National Autonomous University of Mexico, Political Science Department (1984-1985), and professor of said university (1981-1983). Mr. Rebolledo holds a law degree from the National Autonomous University of Mexico, an MA in philosophy from Tulane University, and an LLM from Harvard Law School.

Carlos Ruiz Sacristán, Director. Mr. Carlos Ruiz Sacristán has been a director of the Company since February 12, 2004.  Since November 2001, he has been the owner and managing partner of Proyectos Estrategicos Integrales, a Mexican investment banking firm specialized in agricultural, transport, tourism, and housing projects. Mr. Ruiz has held various distinguished positions in the Mexican government, the last one being that of Secretary of Communication and Transportation of Mexico from 1995 to 2000. While holding that position, he was also Chairman of the Board of Directors of the Mexican-owned companies in the sector, and member of the Board of Directors of development banks. Mr. Ruiz holds a bachelor’s degree in business administration from the Anahuac University of Mexico City, and an MBA degree from Northwestern University of Chicago.

Security Ownership of Certain Beneficial Owners

Set forth below is certain information with respect to those persons who are known by the Company to have been, as of January 31, 2005, except as otherwise indicated, beneficial owners of more than five percent of the Company’s outstanding Common Stock or Class A Common Stock.

	Common Stock		Class A Common Stock
	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock	Shares of Class A Common Stock Beneficially Owned	Percent Outstanding Class A Common Stock	Percent of Outstanding Capital Stock	Voting Percentage (a)
SPHC II Incorporated(b) 2575 E. Camelback Road, Suite 500, Phoenix, AZ 85016	—	—	43,348,949	65.78%	54.17%	63.08%

Cerro Trading Company, Inc.(c) 225 West Washington Street Suite 1900 Chicago, IL 60606	—	—	9,498,088	14.41	11.87	13.82

Phelps Dodge Overseas Capital Corporation(d) One North Central Avenue Phoenix, AZ 85004	—	—	11,173,796	16.96	13.96	16.26

Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105(e)	985,634	6.98	—	—	1.23	0.29

AFP Horizonte Av. Republica de Panama 3055, 5th Floor, San Isidro, Lima 27, Peru (f)	1,043,425	7.391	—	—	1.30	0.30

Integra AFP Canaval y Moreyra 522, San Isidro, Lima, Peru (g)	1,495,097	10.59	—	—	1.87	0.44

Profuturo AFP Francisco Masias 370 San Isidro, Lima 27, Peru (h)	742,736	5.26	—	—	0.93	0.22

AFP Union Vida Pasaje Los Delfines 159, Urb. Las Gardenias, Santiago de Surco, Lima Peru (i)	1,667,377	11.81	—	—	2.08	0.49

Mellon Financial Corporation One Mellon Bank Center 500 Grant Street Pittsburgh, PA 18528 (j)	899,023	6.36	—	—	1.12	0.26

Capital Growth Management Limited Partnership One International Place Boston, MA 02110 (k)	801,500	5.68	—	—	1.00	0.23

(a)                                  The Company’s Certificate provides that, except with respect to the election of directors or as required by law, the Common Stock and the Class A Common Stock vote together as a single class, with each share of Common Stock entitled to one vote and each share of Class A Common Stock entitled to five votes.

(b)                                 An indirect wholly-owned subsidiary of Grupo Mexico, S.A. de C.V. On March 31, 2003, SPHC sold all its stock in SPCC to AMC, the immediate parent of ASARCO Incorporated. Immediately after the transaction, the shares of Class A Common Stock were transferred to SPHC II Incorporated, a subsidiary of AMC, and were pledged to a group of financial institutions.  On March 28, 2005, the stockholders of the Company met at a special meeting to approve a transaction pursuant to which the Company’s majority shareholder, Grupo Mexico will, through its subsidiary, AMC, sell to the company its approximately 99.15% shareholding in Minera Mexico (“MM”), in return for the issuance to AMC of 67.2 million shares of the Company.  The transaction will result in Grupo Mexico increasing its ownership share in the Company to 75% from its current 54.2%.   It is not currently anticipated that the merger will result in any change in the two-class structure of the Company’s capital stock and that both common stock and Class A common stock will remain outstanding.  Class A common stock, which has voting preference, would be converted to Common Shares with equal voting interest only if all Class A Common Shares are simultaneously converted.  The transaction is expected to ultimately result in the Company having a single class of registered common stock listed on the New York and Lima stock exchanges.

(c)                                  A subsidiary of The Marmon Corporation. Pursuant to Amendment No. 5 to the Schedule 13D filed by Cerro Trading Company, Inc. on December 29, 2004, Cerro sold 1,880,000 shares of Class A Common Stock to SPC Investors, LLC.

(d)                                 Pursuant to Amendment No. 1 to the Schedule 13D filed by Phelps Dodge Corporation on December 29, 2004.  Of the 11,173,796 shares, 8,963,796 are held by Phelps Dodge Overseas and 2,210,000 shares are held by Climax Molybdenum B.V., both subsidiaries of Phelps Dodge Corporation.

(e)                                  As reported on a Schedule 13-G filed by Barclays Global Investors, NA on February 14, 2005.   Barclays Global Investors reports sole voting over 858,391 shares and sole dispositive power over 985,634 shares.  Certain of the shares reported may also be owned beneficially by other holders of more than 5% of the Common Stock of the Company.

(f)                                    Information provided by AFP Horizonte as of December 31, 2004.

(g)                                 Information provided by Integra AFP as of December 31, 2004.

(h)                                 Information provided by Profuturo AFP as of December 31, 2004.

(i)                                     Information provided by AFP Union Vida as of December 31, 2004.

(j)                                     As reported on Schedule 13-G filed by Mellon Financial Corporation on February 14, 2005.  Mellon Financial Corporation reports sole voting over 890,323 shares and sole dispositive power over 893,083 shares.

(k)                                  As reported on Schedule 13-G filed by Capital Growth Management Limited Partnership on February 11, 2005.  Capital Growth Management Limited Partnership reports sole voting power over 730,500 shares and shared dispositive power over 801,500 shares.

The Class A Common Stockholders have entered into the Stockholders’ Agreement, which contemplates, among other things, a Board of Directors composed of 15 members, 13 of whom are elected by the Class A Common Stockholders and one of whom is the President.

Under the terms of the Stockholders’ Agreement, each Class A Common Stockholder has the right to nominate that number of 12 directors which is in proportion to the percentage of Class A Common Stock owned by it (or its affiliates) out of the aggregate Class A Common Stock then owned by all holders of Class A Common Stock (without any minimum required number of shares), rounded to the nearest whole director, with 0.5 being rounded up. If this would result in the Class A Common Stockholders, as a group, being entitled to elect a number other than 12 directors, the Stockholders’ Agreement contains a formula for rounding up or rounding down as necessary to apportion the 12 directors among the Class A Common Stockholders. The Class A Common Stockholders have also agreed to nominate and vote for the President as a director. Messrs. Ramiro G. Peru and J. Steven Whisler, directors nominated by Phelps Dodge, resigned on January 29, 2004. Mr. Jaime Claro, the nominee representing Cerro resigned on July 7, 2004.  Only eleven nominees are presented for election to the Class A Common Stockholders at the annual meeting.  The Certificate provides that each share of Class A Common Stock automatically converts into one share of Common Stock (voting share for share as a single class on all matters including election of directors), if at any time the number of shares of Class A Common Stock and Common Stock owned by the Class A Common Stockholders (or affiliates of the Class A Common Stockholders) is less than 35% of the outstanding shares of Class A Common Stock and Common Stock of the Company. At such time the Stockholders’ Agreement would terminate. In addition, the rights and obligations of each Class A Common Stockholder under the Stockholders’ Agreement terminate in the event such Class A Common Stockholder (or its affiliates) ceases to own shares of Class A Common Stock.  See also Note (b) to the 5% or more ownership table.

Beneficial Ownership of Management

The information set forth below as to the shares of Common Stock of the Company beneficially owned by the nominees, directors and executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group is stated as of January 31, 2005.

	Southern Peru Copper Corporation
	Shares of the Company’s Common Stock Beneficially Owned (a)	Percent of Outstanding Common Stock
Germán Larrea Mota-Velasco (c)	1,200		(b)
Xavier García de Quevedo Topete	200		(b)
Oscar González Rocha	0
J. Eduardo González Félix	0
Juan Rebolledo Gout	400		(b)
Jaime Fernando Collazo Gonzalez	200		(b)
Emilio Carrillo Gamboa	400		(b)
Carlos Ruiz Sacristán	400		(b)
Harold S. Handelsman	600		(b)
Genaro Larrea Mota-Velasco	200		(b)
Armando Ortega Gómez	600		(b)
Gilberto Perezalonso Cifuentes	800		(b)
Luis Miguel Palomino Bonilla	400		(b)

All nominees, directors and officers as a group (18 individuals)	5,480

(a)                                  Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.

(b)           Less than 0.5%.

(c)                                  Mr. Larrea disclaims beneficial ownership over the shares of the Company owned by SPHC II, which in turn is controlled by Grupo Mexico.

In addition, the following information is provided in satisfaction of applicable rules of the Securities and Exchange Commission (“SEC”). Grupo Mexico, S.A. de C.V. is a Mexican corporation with its principal executive offices located at Baja California 200, Colonia Roma Sur, 06760 Mexico City, Mexico. Grupo Mexico’s principal business is to act as a holding company for shares of other corporations engaged in the mining, processing, purchase and sale of minerals and other products and railway services. Grupo Mexico S.A de C.V. shares are listed on the Mexican Stock Exchange.

The largest shareholder of Grupo Mexico is Empresarios Industriales de Mexico, S.A. de C.V., a Mexican corporation (“EIM”). The principal business of EIM is to act as a holding company for shares of other corporations engaged in a variety of businesses including mining, construction, real estate and drilling. The Larrea family, including Mr. Germán Larrea, directly controls the majority of the capital stock of EIM and directly and indirectly controls a majority of the votes of the capital stock of Grupo Mexico S.A de C.V.

Director/Officer	Beneficial Ownership
Xavier García de Quevedo Topete	94,902
Genaro Larrea Mota-Velasco	9,411,000
Oscar González Rocha(1)	163,139
J. Eduardo González Félix	50,000
Remigio Martinez Muller	16,176
Vidal Muhech Dip	5,000
Armando Ortega Gómez	987
Juan Rebolledo Gout	13,012

Total	9,754,216

(1)                                  Mr. Oscar González Rocha has the right to acquire 38,523 additional shares of Grupo Mexico under Grupo Mexico’s stock option plan.

Except as set forth above, and to the knowledge of the Company, none of the nominees, directors and executive officers named in the Summary Compensation Table beneficially own any equity security of Grupo Mexico S.A. de C.V.

Committee Reports on Executive Compensation

Compensation Committee

The Compensation Committee of the Board of Directors of the Company furnished the following report on compensation of executive officers in 2004. Since December 17, 1999 until April 29, 2004, this Committee was comprised of the entire Board of Directors. Since April 29, 2004 the Committee is comprised of Messrs. Germán Larrea Mota-Velasco, Oscar Gonzalez Rocha, Xavier García de Quevedo Topete, and Gilberto Perezalonso Cifuentes. The Committee did not meet in 2004.

In 2004, the only executive officer compensated by the Company was Mr. Oscar González Rocha, the President and Chief Executive Officer of the Company. The base salary of Mr. González Rocha was determined by the Company and is reflected in an employee agreement mandated by Peruvian law. The base salary of Mr. Oscar González Rocha follows the guidelines of salaries of other key employees of the Company in Peru. The other items of the compensation paid in 2004 to Mr. Oscar González Rocha are consistent with compensation paid to other key employees of the Company in Peru or are mandated by Peruvian law. For 2004 the Company approved an incentive cash payment to Mr. Oscar González Rocha in recognition of his performance. The incentive cash payment to Mr. Oscar González Rocha is reflected in the Summary Compensation Table.

In 2004, the Compensation Committee did not award cash incentive compensation under the Southern Peru Copper Corporation Incentive Compensation Plan to Mr. Oscar González Rocha. The Compensation Committee under the Southern Peru Copper Corporation Incentive Compensation Plan determines annual cash incentive payments to key salaried employees of the Company. A target level of annual incentive compensation is established for each eligible employee based on the level of responsibility attached to such employee’s position. For executive officers these targets are set at competitive median levels. The Compensation Committee determines the officers’ levels of responsibility after review of substantially equivalent positions among the Company’s peers.

Under the Incentive Compensation Plan, awards to employees are established from a predetermined target level, based upon performance measured in the areas of production, safety and environmental at two levels: individual and Company-wide.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Company may not deduct, with certain exceptions, compensation in excess of $1 million to the Chief Executive Officer and the four other highest paid executive officers as required to be reported in the Company’s proxy statement. The Compensation Committee does not believe that Section 162(m) will have any immediate material impact on the Company because, among other things, its principal taxing jurisdiction is the Republic of Peru. The Compensation Committee will, however, continue to monitor the Company’s executive compensation programs to ensure their effectiveness and efficiency in light of the Company’s needs, including Section 162(m).

The Compensation Committee:

Germán Larrea Mota-Velasco
Xavier García de Quevedo Topete
Gilberto Perezalonso Cifuentes
Oscar González Rocha

Stock Incentive Plan Committee

The Stock Incentive Plan Committee of the Board of Directors of the Company administers the Company’s Stock Incentive Plan. The members of the Committee currently are Messrs. Emilio Carrillo Gamboa, Luis Miguel Palomino Bonilla, and Gilberto Perezalonso. The Committee did not meet in 2004.

The Committee selects officers and other employees for participation in this plan and decides upon the timing, pricing and amount of awards and benefits granted under the Stock Incentive Plan.

No long-term incentive compensation was awarded in 2004. Long-term incentive compensation consists of awards of restricted stock and/or stock options and are designed to link the interests of executive officers and selected employees with those of stockholders by providing an incentive to manage the business of the Company as an owner with an equity stake. Awards generally are made to selected officers and employees, and are made within long-term incentive targets based upon analyses by the Company and consideration of each executive’s and employee’s performance. In the case of the Chief Executive Officer, the Committee also considers his performance and responsibility in directing the Company’s performance.

The Stock Incentive Plan Committee: Emilio Carrillo Gamboa Luis Miguel Palomino Bonilla Gilberto Perezalonso Cifuentes

Audit Committee Report

In 2004, the Southern Peru Copper Corporation Audit Committee (“Audit Committee”) was comprised of three independent directors, Messrs. Emilio Carrillo Gamboa, Luis Miguel Palomino Bonilla and Gilberto Perezalonso.  Mr. Perezalonso has been a member of the Audit Committee since June 2002 and was elected to represent the Common Stockholders at the 2002 Annual Meeting of Stockholders of the Company.

Mr. Emilio Carrillo Gamboa was elected to the Board on May 30, 2003 and to the Audit Committee in July 2003. Mr. Carrillo chairs the Audit Committee.  Mr. Luis Miguel Palomino Bonilla was elected to the Board and the Audit Committee on March 19, 2004.

The Board of Directors of the Company determined that Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso, and Emilio Carrillo are independent of management and financially literate in accordance with the qualifications of the New York Stock Exchange (“NYSE”) and the SEC, as such qualifications are interpreted by the Company’s Board of Directors in its business judgment. In addition, the Board of Directors determined that Mr. Luis Miguel Palomino Bonilla and Gilberto Perezalonso are Audit Committee financial experts, as the Board of Directors interprets this qualification in its business judgment. The Board of Directors also determined that Messrs. Palomino and Perezalonso satisfy the accounting or related financial management expertise standard required by the NYSE, as the Board of Directors interprets this qualification in its business judgment. The Audit Committee met six times in 2004, with 100% attendance by Messrs. Emilio Carrillo Gamboa, Gilberto Perezalonso, and Luis Miguel Palomino Bonilla of the meetings each committee member was eligible to attend.

The Board of Directors has adopted a written charter for the Audit Committee, which is posted on the Company’s web site and was included in the Company’s proxy statement for its 2003 annual meeting. The charter for the Audit Committee sets forth the authority and responsibilities of the Audit Committee. The functions of the Committee include approving the engagement of independent accountants, reviewing and approving the fees, scope and timing of their other services, and reviewing the audit plan and results of the audit. The Committee also reviews the Company’s policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

In connection with those responsibilities, the Audit Committee has taken the following actions:

(1)          reviewed and discussed the consolidated audited financial statements with management and the independent accountants;

(2)          discussed with the independent accountants, PricewaterhouseCoopers LLP (“PwC”), the matters required to be discussed by Statements on Auditing Standards No. 61, as amended (Audit Committee Communications);

(3)          received the written disclosures and the letters from PwC required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees) and has discussed with PwC its independence from the Company and its management;

(4)          discussed with the Company’s internal and independent accountants, PwC, the overall scope and plans of their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting;

(5)          recommended, based on the reviews and discussions referred to above, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC; and

(6)          selected PwC as independent accountants for year 2005. Such selection is submitted for ratification by the stockholders at this Annual Meeting.

The Audit Committee: Emilio Carrillo Gamboa Luis Miguel Palomino Bonilla Gilberto Perezalonso Cifuentes

Principal Accountant Fees and Services

The following is a summary of fees billed to the Company by PwC for professional services rendered for the years ended December 31, 2004 and 2003.

PwC

Fee Category	2004 Fees
Audit Fees	$305,000
Audit-Related Fees	—
Tax Fees	10,000
All Other Fees	595,000

Total Fees	$910,000

PwC

Fee Category	2003 Fees
Audit Fees	$290,000
Audit-Related Fees	—
Tax Fees	—
All Other Fees	8,000

Total Fees	$298,000

Audit Fees

Consists of fees for professional services rendered for the audit of the Company’s financial statement and review of the interim financial statements included in quarterly reports.

Audit-Related Fees

None

Tax Fees

PwC provided tax services in 2004 amounting to $ 10,000. The fees related primarily to tax compliance and tax advice in Peru.

All Other Fees

All other fees for services, other than those described above, were $595,000 billed by PwC in 2004 and $8,000 billed by PwC in 2003. Other fees in 2004 consisted primarily of fees for services provided by PwC in connection with their audit of the internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, the re-auditing of 2002 in connection with the stockholder-approved merger transaction, and in connection with statutory and regulatory filings.

Audit Committee Pre-Approval Policies and Procedures

Management of the Company defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of PwC. In 2004, all services provided by PwC were approved in advance by the Committee.

Executive Compensation

Set forth below is certain information concerning the compensation for services in all capacities to the Company for fiscal year 2004 of Mr. Oscar González Rocha, the Company’s President and Chief Executive Officer. Mr. Germán Larrea, the Company’s Chairman received no compensation from the Company in 2004 for services other than as a director. In addition, during 2004 the Company paid no compensation to any other executive officer other than director’s fees to those executive officers also serving as directors of the Company.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (a)	All Other Compensation (b)
Oscar González Rocha President and CEO	2004	$347,104	$286,399	$89,314	$280,973

(a)                                  Other Annual Compensation consists mainly of Company sponsored programs and compensation mandated by Peruvian law. Amounts shown reflect for Mr. Oscar González Rocha, $28,419 as a Peruvian mandated vacation bonus, $58,798 as a bonus for national holidays and Christmas, also mandated by Peruvian law, and $2,097 for vacation travel.

(b)                                 Amounts shown reflect (1) a maintenance fee for a corporate residence of the President and Chief Executive Officer in Lima, Peru, (2) profit participation mandated by Peruvian law in the earnings of the Peruvian Branch of the Company, and (3) severance benefits and other compensation mandated by Peruvian law. Peruvian law requires the payment of a profit participation in the pre-tax earnings of the Peruvian Branch of the Company. Under this program, Mr. Oscar González Rocha received $246,648. Additionally, as a severance benefit, Peruvian law requires a deposit of one twelfth of an employee’s annual salary, vacation, travel, national holidays, Christmas, dependents and service award bonus, each year, for each employee (whether Peruvian or expatriate) working in Peru, as applicable, in a bank account of the employee’s choosing, which accrues interest paid by the bank, until the employee terminates employment, at which time the employee is eligible to receive the funds. Under this program, $28,682 in severance benefits were deposited on behalf of Mr. Oscar González Rocha.

Option Grants, Exercises, and Fiscal Year-End Values

No options were granted in 2004.

Option Exercises and Fiscal Year-End Values

No options were exercised in 2004.

Retirement Plans

None of the executive officers of the Company is covered by the Company’s pension plans.

Severance Benefit

As described in Note (b) to the Summary Compensation Table above, the Company provides severance benefits as required by Peruvian law.

Employment Agreements

Pursuant to Peruvian laws concerning expatriate employees, Mr. Oscar González Rocha has entered into an employment agreement. These contracts are for terms of one year and may be extended for additional periods. In accordance with the terms of the contracts, the Company agrees to provide expatriate employees with benefits as required by Peruvian law. The contracts provide that the Company may dismiss expatriate employees for serious offenses as established by Peruvian law.

Terminated employees are also entitled to receive severance benefits as required by Peruvian law. Under the contracts, employees may resign at any time by providing the Company with 30 days’ notice.

Certain Transactions

Grupo Mexico, the majority (54.2%) indirect stockholder of the Company and its affiliates, provide various support services to the Company. In 2004, these activities were principally related to accounting, legal, tax, financial, treasury, human resources, price risk assessment and hedging, purchasing, procurement and logistics, sales and administrative support services. Grupo Mexico is reimbursed for these support services. The total amount paid by the Company to Grupo Mexico for such services in 2004 was $7 million.

The Class A Common Stockholders and/or their affiliates, purchase copper products from the Company from time to time at prices determined by reference to the LME and COMEX market price for copper at such time. The Company expects that its policy of determining prices for related party transactions by reference to the LME or COMEX market prices for copper at the time of any such transaction will be continued.

Sociedad Minera Cerro Verde S.A., an affiliate of Phelps Dodge and Phelps Dodge Corporation, affiliated companies of a shareholder of the Company, purchased $3.7 million of acid products from the Company in 2004.

Cerro Wire and Cable Co. and other affiliated companies of The Marmon Group, Inc., an affiliated company of one of the shareholders of the Company, purchased $70.2 million of copper products from the Company in 2004.

On January 15, 2004, the Company entered into a tolling agreement with Asarco. Under terms of the agreement, in the first quarter of 2004 the Company, through its wholly owned US subsidiary, Southern Peru Limited (“SPL”) commenced delivering to Asarco, at its Amarillo, Texas refinery, copper cathodes for conversion into copper rods, which the Company is selling to customers in the United States. The Company delivered 77,000 tons of copper during 2004, to the Asarco Amarillo copper refinery. During 2004, SPL sold $219.5 million of copper rods at market, of which $70.2 million of sales to Marmon Group – Cerro Wire were recorded as sales to stockholders and affiliates in the consolidated statement of earnings reported on the Company’s 2004 Form 10-K.  At December 31, 2004 there was a total of $9.3 million in related party accounts receivables of which $8.5 million related to SPL’s sales to an affiliate, The Marmon Group – Cerro Wire and $0.8 million related to sales by the Company to other related entities.  The Company pays Asarco a tolling charge upon its receipt of copper rods.  Tolling charges from Asarco were $3.8 million in 2004 and are included in cost of sales on the consolidated statement of earnings reported on the Company’s 2004 Form 10-K.

The Company contracted an aggregate of approximately $3.2 million in 2004 for shipping services to and from Peru by Compañia Sud-Americana de Vapores, S.A. (“CSAV”), and a subsidiary company. CSAV is a company indirectly controlled by Quemchi, S.A. and Mr. Jaime Claro, a director of the Company during the first-half of 2004, is Chairman of Quemchi, S.A.

The Company purchased $0.4 million in 2004 of industrial materials from Higher Technology Solutions S.A. (“Higher Tec”), a Peruvian corporation and a related company. Mr. Carlos González, a son of the Company’s President and Chief Executive Officer, is an investor in Higher Tec and the owner of the related company. Additionally, in 2004 the Company purchased $1.1 million and $0.7 million of industrial material from Higher Technology S.A.C and Servicios y Fabricaciones Mecánicas S. A. C., respectively.   Mr. Carlos González is the principal owner of these companies.  In addition, the Company purchased $0.4 million in 2004 of industrial materials from Société Française des Bandes Transporteuses, a French corporation. Mr. Alejandro González, a son of the Company’s President and Chief Executive Officer, is a sales representative with this company.

It is anticipated that in the future the Company will enter into similar transactions with the same parties.

On March 28, 2005, the stockholders of the Company met at a special meeting to approve a transaction pursuant to which the Company’s majority shareholder, Grupo Mexico will, through its subsidiary, AMC, -sell to the company its approximately 99.15% shareholding in Minera Mexico (“MM”), in return for the issuance to AMC of 67.2 million shares of the Company.  The transaction will result in Grupo Mexico increasing its ownership share in the Company to 75% from its current 54.2%.  It is not currently anticipated that the merger will result in any change in the two-class structure of the company’s capital stock and that both common stock and Class A common stock will remain outstanding.  Class A common stock, which has voting preference, would be converted to Common Shares with equal voting interest only if all Class A Common Shares are simultaneously converted.  The transaction is expected to ultimately result in the Company having a single class of registered common stock listed on the New York and Lima stock exchanges.

Shareholder Return Performance Presentation

Set forth below is a line graph comparing the yearly change in the cumulative total return on the Company’s Common Stock against the cumulative total return on the S&P composite 500 Stock Index and the S&P DIV Metals Index for the five-year period ending December 31, 2004. The Company’s Common Stock commenced trading on the New York Stock Exchange on January 5, 1996. The chart below analyzes the total return on SPCC’s Common Stock for the period commencing December 31, 1999 and ending December 31, 2004, compared to the total return of the S&P 500 and the S&P Metals for the five-year period commencing December 31, 1999 and ending December 31, 2004. In 2000, SPCC’s stock provided a negative return of 14.06% compared to a negative return of 10.14% for the S&P 500 and a negative return of 24.35% for the S&P DIV Metals Group. In 2001, SPCC’s Stock provided a positive return of 0.76% compared to a negative return of 13.04% for the S&P 500 and a negative return of 27.79% for the S&P DIV Metals Group. In 2002, SPCC’s Stock provided a positive return of 20.51% compared to a negative return of 23.37% and a positive 5.77% for the S&P 500 and the S&P DIV Metals Index, respectively. In 2003, SPCC’s stock increased 225.41% compared to a positive return of 26.39% for the S&P 500 and a positive return of 143.68% for the S&P DIV Metals Group. In 2004 SPCC’s stock return was positive 0.75% compared to a positive return of 9% for the S&P 500 and a negative return of 26.41% for the S&P DIV Metals Index.

Comparison of Five Year Cumulative Total Return*
SPCC Stock, S&P 500 Index and S&P DIV Metals Index.**

*              Total Return assumes reinvestment of dividends

**           The Comparison assumes $100 dollars invested on December 31, 1999

S&P DIV Metals Index components: Phelps Dodge and Freeport McMoran

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Certain directors of the Company representing Grupo Mexico are executive officers of the Company, of Grupo Mexico or its affiliates. Mr. Jaime Claro, a director of the Company until July 7, 2004, is Chairman of Quemchi, S.A. Messrs. J. Steven Whisler and Ramiro G. Peru were the directors of the Company representing Phelps Dodge until their resignation on January 29, 2004. Messrs. German Larrea Mota-Velasco, Oscar Gonzalez Rocha, Xavier Garcia de Quevedo Topete, and Gilberto Perezalonso comprise the Compensation Committee of the Board. The Compensation Committee did not meet in 2004. See also “Certain Transactions.”

“Controlled Company” Exception to NYSE Rules.

A company of which more than 50% of the voting power is held by a single entity, a “controlled company”, need not comply with the requirements of the NYSE corporate governance rules requiring a majority of independent directors and independent compensation and nomination/corporate governance committees.

The Company is a controlled company as defined by the rules of the NYSE. Grupo Mexico currently owns indirectly 54.2% of the stock of the Company. After the completion of the stockholder approved merger transaction Grupo Mexico will indirectly own 75% of the Company.  The Company has taken advantage of the exceptions to comply with the corporate governance rules of the NYSE.

Corporate Governance Guidelines, Committee Charters and Code of Ethics

The Company has adopted Corporate Governance Guidelines for the Board of Director and charters for the Audit, Nominating, Governance, and Compensation Committees. The Company also has in place a Code of Business Conduct and Ethics that apply to the Company’s principal executive officer, principal financial officer, comptroller, all officers, directors and employees of the Company, including the persons performing accounting or financial functions. The Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Committee charters, may be accessed free of charge by visiting the Company’s web site at www.southernperu.com.   Copies of these documents are also available in print by written request directed to the corporate Secretary, at Southern Peru Copper Corporation, 2575 E. Camelback Rd. Suite 500, Phoenix, AZ 85016 or at Southern Peru Copper Corporation, Av. Caminos del Inca 171, Lima-33, Peru.

The Company intends to report any amendments to, or waiver from, a provision of the Business Conduct and Code of Ethics that applies to the principal executive officer, principal financial officer, principal accounting officer, comptroller and other persons performing similar functions.

Shareholder Communications with Directors

Shareholders or other persons wishing to write to the Board of Directors of the Company or a specified director or committee of the Board should send correspondence to the Corporate Secretary at Southern Peru Copper Corporation, 2575 E. Camelback Rd. Suite 500, Phoenix, AZ 85016 or at Southern Peru Copper Corporation, Av. Caminos del Inca 171, Lima-33, Peru.

All communications so received from shareholders or other interested parties will be forwarded to the members of the Board of Directors, or to a specific Board member or committee if so designated by such person. Anyone who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman.

The Company does not have a policy requiring attendance by directors at the annual meeting of stockholders. Mr. Oscar Gonzalez Rocha, the President of the Company, chaired the 2004 annual meeting of stockholders. Messrs. Armando Ortega Gómez and Luis Miguel Palomino Bonilla attended.  The absence of all other directors was excused.

Additional Information

The Compensation Committee is comprised of Messrs. German Larrea Mota-Velasco, Oscar Gonzalez Rocha, Xavier Garcia de Quevedo Topete, and Gilberto Perezalonso. The Committee did not meet in 2004.

The Committee has general responsibility for the administration, interpretation and oversight of all aspects of remuneration, including compensation, benefits and perquisites, of all executive officers of the Company and other key employees of the Company and its subsidiaries. The Committee produces the Committee report on executive compensation for inclusion in the Company’s SEC filings.

The Committee has the authority to delegate any of its authority to subcommittees designated by the Committee to the extent permitted by law. The Committee may delegate its administrative duties to the Chief Executive Officer or other members of senior management, as permitted by applicable law and regulations. The Committee has the sole authority to retain and terminate any counsel or other advisors, including sole authority to approve fees and other retention terms.

The Nominating Committee, is comprised of Messrs. Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Xavier García de Quevedo Topete, and Emilio Carrillo Gamboa. The Committee did not meet in 2004. The Nominating Committee considers and makes recommendations to the Board of Directors with respect to the nominations, tenure policy and committee assignments for directors representing the Common Stockholders. The Committee considers recommendations for nominees to the Board of Directors from all sources. Recommendations for nominees to represent the Common Stockholders should be sent in writing to the Secretary of the Company. Common Stockholders are entitled to elect two directors, voting as a separate class. The Company’s By-laws define notice procedures to be followed by Common Stockholders seeking to nominate directors for election. Under the By-laws, a Common Stockholder seeking to nominate a director for election by Common Stockholders must give written notice to the Secretary of the Company at least 90 days in advance of the anniversary date of the immediately preceding annual meeting, or within 10 business days of the giving of notice of a special meeting. The notice must provide specific biographical data with respect to each nominee, including such information as is required to be included in the Company’s proxy statement, and a representation by the Common Stockholder that he or she is a holder of record entitled to vote at the meeting and that he or she intends to appear in person or by proxy to make the nomination. Nominations for the Company’s 2006 annual meeting of stockholders must be received by January 28, 2006.

The Nominating Committee may:

•                                          consider and recruit candidates to fill the two positions on the Board allocated to directors representing Common Stockholders taking into account the Board’s current composition and core competencies and the needs of the Board as a whole;

•                                          apply criteria for Board membership that require directors representing Common Stockholders to satisfy the independence requirements, possess financial and business competency, high ethical standards and integrity, intelligence and judgment, sufficient time to devote to Company matters, and a history of achievement;

•              review and consider candidates recommended by Common Stockholders;

•                                          conduct appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates representing Common Stockholders;

•                                          recommend the director nominees representing Common Stockholders for approval by the Board and the shareholders; and

•                                          recommend to the Board for its approval directors representing Common Stockholders to serve as members of each Board committee taking into account the requirements and needs of each committee, its purpose and responsibility, the qualifications of the directors, and any other factors it deems appropriate.

The Committee has the authority to delegate any of its authority to subcommittees designated by the Committee, to the extent permitted by law. The Committee has the sole authority to retain and terminate any advisor, including counsel and search firm to be used to identify director candidates, including sole authority to approve the fees and other retention terms of said advisors.

The Nominating Committee of the Board of Directors also functions as the Corporate Governance Committee of the Board of Directors. The primary functions of the Corporate Governance Committee are (a) to consider and make recommendations to the Board concerning the appropriate function and needs of the Board, (b) to develop and recommend to the Board corporate governance principles, and (c) to oversee evaluation of the Board and management.

The Board of Directors met four times in 2004, with 100% attendance by Mr. Pedro-Pablo Kuczynski for the one meeting he was eligible to attend in 2004, 75% attendance by Mr. Perezalonso and 100% attendance by Mr. Luis Miguel Palomino Bonilla for the three meetings he was eligible to attend in 2004. Mr. Pedro-Pablo Kuczynski resigned on February 16, 2004. Messrs. Palomino and Perezalonso were the two directors representing holders of Common Stock in 2004. All of the directors standing for reelection by the holders of Class A Common Stock attended 100% of the aggregate number of meetings of the Board and of the committees on which they served.

Special Independent Directors/Special Nominating Committee

On March 28, 2005, at the recommendation of the Board of Directors, the stockholders met at a special meeting to approve an amendment to the Certificate changing the composition and responsibilities of certain committees of the Board of Directors.  The following describes the terms of the amendment when it becomes effective.

The amendment to the Certificate requires the Board of Directors to include a certain number of special independent directors. A special independent director is a person who (i) satisfies the independence standards of the New York Stock Exchange (or any other exchange or association on which the Common Stock is listed) and (ii) is nominated by a special nominating committee of the Board of Directors. Any individual nominated by holders of the Class A Common Stock (other than Grupo México) is considered to be a special independent director. A special independent director may only be removed from the board of directors for cause.

The number of special independent directors on the Board of Directors at any given time shall equal (a) the total number of directors on the Board of Directors multiplied by (b) the percentage of Common Stock owned by all of the stockholders (other than Grupo México and its affiliates), rounded up to the next whole number. Notwithstanding the foregoing, the total number of persons nominated as special independent directors and the number of directors nominated by holders of the Class A Common Stock (other than Grupo México), cannot be less than two or greater than six.

To nominate persons to stand for election as special independent directors and fill any vacancies of special independent directors, the proposed amendment requires the Company to establish a special nominating committee. The special nominating committee is required to consist of three of the directors, two (2) of whom will be Luis Miguel Palomino and Carlos Ruiz Sacristán (each an “Initial Member” and, together with their successors, “Special Designees”) and such other director, who will initially be Oscar González Rocha, as may be appointed by the Board of Directors or the “Board Designee”. The Board Designee will be selected annually by the Board of Directors. The Special Designees will be selected annually by the members of the Board who are special independent directors or Initial Members. Only special independent directors can fill vacancies on the special nominating committee. Any member of the special nominating committee may be removed at any time by the Board of Directors for cause. The unanimous vote of all members of the nominating committee will be necessary for the adoption of any resolution or the taking of any action.

Notwithstanding the foregoing, the power of the special nominating committee to nominate special independent directors is subject to the rights of the stockholders to make nominations in accordance with the by-laws and the rights of holders of the Class A Common Stock to make nominations in accordance with the terms of their stockholders’ agreement.

The provisions of this new amendment may only be amended by the affirmative vote of a majority of the holders of the Common Stock (calculated without giving effect to any super majority voting rights) other than Grupo México and its affiliates.

Affiliate Transaction Committee

The amendment to the Certificate also prohibits the Company from engaging in any material affiliate transaction unless the transaction has been reviewed by a committee of at least three members of the board of directors each of whom satisfy the independence standards of the New York Stock Exchange (or any other exchange or association on which the Common Stock is listed). A material affiliate transaction is defined as a transaction, business dealing or material financial interest in any transaction, or any series of transactions between Grupo México or one of its affiliates (other than the Company or any of the subsidiaries), on the one hand, and the Company or one of the subsidiaries, on the other hand, that involves aggregate consideration of more than $10,000,000.

Compensation of Directors

At the February 3, 2004 Board meeting the basic fee of $15,000 was increased to $20,000, and the meeting fee to $6,000 for attendance in person at each meeting. For attendance by telephone conference the compensation remains at $1,000 for each meeting. At the April 29, 2004 Board meeting it was decided that each member of the Special Committee of Disinterested Directors, in charge of evaluating the merger between a subsidiary of the Company and a subsidiary of Grupo Mexico, was to receive a fee of $15,000 a month commencing as of February 13, 2004.

The Company has a Directors’ Stock Award Plan pursuant to which directors who are not compensated as employees of the Company are entitled to an award of 200 shares of Common Stock upon election to the Board and 200 additional shares of Common Stock following each annual meeting of stockholders thereafter.  This Plan will expire by its terms in January 1, 2006 and the extension of its terms is submitted to the stockholders for approval at this meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on Company records and other information, the Company believes that all filing requirements of the Securities and Exchange Commission applicable to its executive officers, directors, and ten percent or more owners were complied with for 2004.

The Peruvian pension plans owning more than 10% of the Common Stock of the Company have not furnished Section 16 (a) beneficial ownership reports to the Company in 2004. The Company is not aware if said Peruvian pension funds have complied in a timely manner or otherwise with the Section 16 (a) beneficial ownership reporting requirements.

APPROVAL OF PROPOSALS BY STOCKHOLDERS

The Board of Directors recommends that you vote FOR the following proposals.

PROPOSAL TO EXTEND THE TERM OF THE DIRECTORS’ STOCK AWARD PLAN

The Company has a stockholder approved plan, the Directors’ Stock Award Plan (“Plan”) which provides that directors who are not compensated as employees of the Company will be automatically awarded 200 shares of common stock upon election and 200 additional shares following each annual meeting of stockholders thereafter.  Under the Plan, 100,000 shares have been reserved for awards.  At December 31, 2004, 28,600 shares have been awarded under the Plan, leaving 71,400 shares available for use after that date.  The Plan will expire by its terms on January 1, 2006.  The stockholders are requested to approve an extension of the Plan until January 31, 2016 or the exhaustion of the shares available for issuance thereunder.

The following is a description of the amended Plan.

1.               Purpose

The purposes of the Directors’ Stock Award Plan are (a) to attract and retain highly qualified individuals to serve as members of the Board of Directors (the “Board”) of Southern Peru Copper Corporation (the “Company”), (b) to increase the stock ownership in the Company of members of the Board who are not compensated as employees and (c) to relate the compensation of members of the Board who are not compensated as employees more closely to the Company’s performance and its shareholders’ interest by granting such directors shares of common stock, par value $0.01 per share, of the Company (the “Shares”).

2.             Administration

The Plan shall be administered by the Board.  Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the selection of directors to receive awards of Shares or the number of Shares to be awarded.  The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive.  The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

3.               Eligibility

The class of individuals eligible to receive awards of Shares under the Plan shall be directors of the Company who are not compensated as employees of the Company (“Eligible Directors”).  Any recipient of an award granted hereunder shall hereinafter be referred to as a “Participant”.

Once elected at the 2005 annual meeting of stockholders, Messrs. Emilio Carrillo Gamboa, Jaime Fernando Collazo González, Xavier García de Quevedo Topete, J. Eduardo González Félix, Harold S. Handelsman, Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Armando Ortega Gómez, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Juan Rebolledo Gout, and Carlos Ruiz Sacristán will be Eligible Directors.

4.             Shares Subject to the Plan

Subject to adjustment as provided in Section 6, an aggregate of 100,000 Shares shall be available for awards under the Plan.  The Shares may be made available from authorized but unissued Shares or treasury shares.  If any stock awards under the Plan shall be foregone or returned to the Company for any reason, the Shares subject to such award shall again be available for awards.

5.             Grant, Stock Awards

(a)   Upon first election to the Board after September 1, 1995, each newly elected Eligible Director will be granted 200 Shares.

(b)   Immediately following each Annual Shareholders Meeting, each Eligible Director will be granted 200 Shares as of the date of such meeting.

(c)   An Eligible Director may forego any grant of Shares by giving irrevocable written notice to such effect to the Secretary of the Company six months in advance of such grant.

6.             Adjustment of and Changes in Shares

In the event of a stock split, stock dividend, extraordinary dividend, subdivision or combination of the Shares or other change in corporate structure affecting the Shares, the number of Shares authorized by the Plan and the number of Shares to be granted under Section 5 shall be appropriately and equitably adjusted.

7.               Withholding of Taxes and Other Laws

The Company shall be authorized to withhold from any payment due under this Plan the amount of withholding taxes, if any, due in respect of an award hereunder, unless other provisions satisfactory to the Company shall have been made for the payment of such taxes.

The Board may refuse to issue or transfer any Shares if, acting in its sole discretion, it determines that the issuance or transfer of such Shares might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Securities Exchange Act of 1934, as amended.  Without limiting the generality of the foregoing, no award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Board in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws.

8.               Effective Date and Duration of Plan

The Plan became effective on January 1, 1996 on the effective date of the exchange of the Company’s shares for certain labor shares of the Peruvian Branch of Southern Peru Limited (the “Exchange Offer”), subject to the completion of such Exchange Offer.  The Plan shall terminate on January 31, 2016, unless the Plan is extended or terminated at an earlier date by Shareholders or is terminated by exhaustion of the Shares available for issuance hereunder.

The stockholders are requested to approve an extension of the Plan until the earlier of January 31, 2016 or the exhaustion of the shares available for issuance thereunder.

Federal Income Tax Consequences

Directors will realize income with respect to an award under the Plan at the time of grant based on the grant-date value of the shares.

Accounting Treatment

The Company accounts for stock-based awards to employees and directors using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (APB 25).  The Company has adopted the disclosure-only provision of SFAS No. 123, “Accounting for Stock-Based Compensation.”  As all awards of common stock have been granted at 100% of the fair market value, no compensation cost has been recognized for awards under the Plan pursuant to APB 25.

The following table summarizes the benefits that would be provided under the Plan in 2005 to the groups of individuals set forth below.

	Dollar Value ($)(1)		Number of Shares
Oscar Gonzalez Rocha President and CEO	$0		0
Executive Group	$0		0
Non-Executive Director Group	$150,984	(2)	2,400	(2)
Non-Executive Officer Employee Group	$0		0

(1) Based on the closing price of $67.91 a share as reported on the New York Stock Exchange composite transaction on February 28, 2005.

(2)  Denotes the dollar value and number of shares that would be received under the Plan in 2005 by Eligible Directors as a group.  Under the Plan, each Eligible Director is entitled to receive 200 Shares annually.

PROPOSAL TO ELECT TWO DIRECTORS OF THE
COMPANY TO REPRESENT THE HOLDERS OF COMMON STOCK

The Board of Directors recommends that you vote in favor of the election of Messrs. Luis Miguel Palomino Bonilla and Gilberto Perezalonso Cifuentes as directors of the Company to represent the Common Stockholders.

PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT ACCOUNTANTS

On March 14, 2003, the Audit Committee of the Board of Directors selected PricewaterhouseCoopers LLP to replace Deloitte & Touche LLP.

PricewaterhouseCoopers LLP were the independent accountants of the Company continuously from 1962 until 1999. PricewaterhouseCoopers LLP is a world-class global auditing firm and is the world’s leading auditing firm for the mining industry. On January 26, 2005, the Audit Committee selected PricewaterhouseCoopers LLP as independent accountants of the Company for 2005.

The Board of Directors recommends that you ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the Company for the calendar year 2005.

PricewaterhouseCoopers LLP has advised the Company that neither the firm nor any of its members have any direct or material indirect financial interest in the Company or its subsidiaries. A representative of PricewaterhouseCoopers LLP will be present at the stockholders’ meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be presented at the Company’s 2006 annual meeting of stockholders must be received by the Company at its principal executive office in the United States (2575 E. Camelback Rd. Suite 500, Phoenix, AZ 85016, USA) by November 29, 2005 in order to be considered for inclusion in the Company’s proxy statement and form of proxy.

OTHER INFORMATION

The Company is not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy are ratified to and will vote said proxy in accordance with their judgment on such matters.

The cost of soliciting proxies in the accompanying form will be borne by the Company. Georgeson Shareholder Communications Inc. has been employed to solicit proxies by mail, telephone or personal solicitation for net fees to be paid by the Company of $12,000, plus reasonable out-of-pocket expenses. A number of regular employees of the Company, without additional compensation, may solicit proxies personally or by mail or telephone.

Southern Peru Copper Corporation
Armando Ortega Gómez, Secretary

Phoenix, AZ, March 28, 2005

SOUTHERN PERU COPPER CORPORATION

P R O X Y

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders to be held April 28, 2005

The undersigned hereby appoints OSCAR GONZALEZ ROCHA, J. EDUARDO GONZÁLEZ FÉLIX and ARMANDO ORTEGA GOMEZ, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of Southern Peru Copper Corporation, to be held at the offices of Grupo México, S.A. de C.V., Baja California 200, Fifth Floor, Col. Roma Sur, México City, México, on April 28, 2005, at 5:00 P.M., México City time, and at any adjournment thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting.

Holders of Common Stock, Voting as a separate class, are entitled to elect two directors at the meeting. Please refer to the

Proxy Statement for details.

PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The shares represented by this proxy will be voted as directed by the stockholder. If a signed proxy is returned to the Company with no voting instructions given, such shares will be voted FOR both nominees for election as directors, FOR proposal No. 2 and FOR Proposal No. 3.

SOUTHERN PERU COPPER CORPORATION
(Continued on the other side.)	P.O. BOX 11179
NEW YORK, N.Y. 10203-0179

DETACH PROXY CARD HERE

☒
Votes MUST be indicated (x) in Black or Blue ink.

Directors of SPCC recommend a vote “For” Proposal 1, 2 and 3.
1.		Election of Directors					FOR	AGAINST	ABSTAIN
					3.	Ratify the Audit Committee’s selection	☐	☐	☐
FOR both nominees listed below	☐	WITHHOLD AUTHORITY to vote for both nominees listed below ☐	*EXCEPTIONS	☐		of PricewaterhouseCoopers LLP as independent accountants for 2005.

Common Stock Director Nominees:		Luis Miguel Palomino Bonilla and Gilberto Perezalonso Cifuentes			4.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

(INSTRUCTIONS: To withhold authority to vote for either individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
Address Change
*Exceptions						If you have an Address Change, mark here			☐

		FOR	AGAINST	ABSTAIN
Comments
						If you have any Comments on the reverse			☐
2.		Approve the extension of the term of the Company’s Directors’ Stock Award Plan. ☐	☐	☐		side of this card, mark here.

S C A N L I N E

(Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian, or corporate officer, please give full title.

					Date	Share Owner sign here	Co-Owner sign here